UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tradestar Services, Inc.
(Exact name of registrant as specified in its charter)

Nevada         51-0482104
(State or other jurisdiction of incorporation or organization)  (I.R.S. Employer Identification No.)

 Three Riverway, Suite 1500, Houston, Texas 77056
(Address of Principal Executive Offices)

Tradestar Services, Inc.
(formerly Frontier Staffing, Inc.)
2005 Incentive Compensation Plan
(Full title of the plan)

Kenneth L. Thomas
Three Riverway, Suite 1500
Houston, Texas 77056
(Name and address of agent for service)

(713) 479-7000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share*	Proposed maximum aggregate offering price*	Amount of registration fee
Common Stock, par value $0.001	2,400,000	$1.90	$4,560,000	$487.92

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and asked price as of November 17, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Tradestar Services, Inc. (formerly Frontier Staffing, Inc.) 2005 Incentive Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Tradestar Services, Inc. (the “Registrant”) incorporates by reference in this registration statement the following documents and information previously filed with the Commission:

(1)	Annual Report on Form 10-KSB for the year ended December 31, 2005;

(2)	Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

(3)	Current Reports on Form 8-K dated May 24, 2006, May 30, 2006, July 18, 2006, August 9, 2006 and September 27, 2006;

(4)	Definitive Proxy Statement Filed on Schedule 14A increasing the number of shares authorized under the Plan;

(5)	The description of the Registrant's capital stock contained in the Registrant's Registration Statement on Form SB-2 (File No. 333-117805), and any document filed which updates that description.

In addition, any and all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation and By-Laws allow indemnification of an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The Registrant may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, the Registrant will indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The Nevada Business Corporation Act provides for the indemnification of directors and officers under certain conditions.

Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	2005 Incentive Compensation Plan, as amended
5.1	Opinion of Haynes and Boone, LLP as to the legality of the securities being registered.
23.1	Consent of Gordon, Hughes & Banks, LLP
23.2	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page).

Item 9. Undertakings.

             (a)       The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)       For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 17, 2006.

TRADESTAR SERVICES, INC.

Date: November 17 , 2006	By:	/s/ Frederick A. Huttner
Frederick A. Huttner
Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Frederick A. Huttner and Kenneth L. Thomas, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title with Tradestar Services, Inc.	Date

/s/ Frederick A. Huttner Frederick A. Huttner	Director, Chief Executive Officer (principal executive officer)	November 17, 2006

/s/ D. Hughes Watler D. Hughes Watler	Vice President of Capital Markets (principal compliance officer)	November 17, 2006

/s/ Kenneth L. Thomas Kenneth L. Thomas	Chief Financial Officer and Secretary (principal accounting officer)	November 17, 2006